TRICO MARINE SERVICES, INC.

          SUPPLEMENT TO PROSPECTUS DATED OCTOBER 5, 1998

     The Offer to Exchange all outstanding 8-1/2% Senior Notes due 2005, Series A, B, D and F issued by Trico Marine Services, Inc. for 8-1/2% Senior Notes due 2005, Series G has been extended to 5:00 p.m., New York City time, on November 19, 1998. Any 8-1/2% Senior Notes due 2005, Series A, B, D or F previously tendered will remain subject to the exchange offer unless withdrawn.

               This Supplement is dated November 13, 1998.